UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 7, 2003

ALTERRA HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-11999	39-1771281
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

10000 Innovation Drive
Milwaukee, Wisconsin 53226
(Address of principal executive offices)

(414) 918-5000
(Registrant's telephone number, including area code)

Item 5.     Other Events

      As previously reported on July 22, 2003, the Registrant executed an Agreement and Plan of Merger ("Merger Agreement") with FEBC-ALT Investors Inc. (together with FEBC-ALT Investors LLC, the assignee of its rights under the Merger Agreement, "FEBC") and FEBC-ALT Acquisition Inc. pursuant to which FEBC will acquire 100% of the common stock of the Registrant upon the Registrant's emergence from its Chapter 11 bankruptcy proceeding (the "Merger"). Pursuant to the Merger Agreement, FEBC will make an equity investment in the Registrant of $76 million, which may be adjusted downward in certain circumstances.

      At or prior to closing of the Merger, FEBC will be capitalized with at least $78 million, including (i) a $49 million equity contribution from Fortress Investment Trust II LLC ("Fortress") in consideration of the issuance of a Class A Membership Interest in FEBC, (ii) a $7 million equity contribution from Emeritus Corporation ("Emeritus") in consideration of the issuance of a Class B Membership Interest in FEBC, (iii) a $7 million equity contribution from NW Select LLC ("NW") in consideration of the issuance of a Class B Membership Interest in FEBC and (iv) a $15 million senior loan from Fortress. These amounts will increase on a pro-rata basis if FEBC's expenses in connection with the Merger exceed $2 million.

      The Registrant understands that the Class A Membership Interest in FEBC to be acquired by Fortress will be entitled to (i) a 15% preferred return, compounded monthly, (ii) a return of its capital contribution prior to any distribution to the Class B Membership Interests and (iii) a right to receive 50% of the residual FEBC cash flow after the payment of all amounts due to service the $15 million senior loan, to fund priority payments on the Class A Membership Interests and to fund the return of the capital contributed by the holders of the Class B Membership Interests (the "Residual Cash Flow"). The remaining 50% of any Residual Cash Flow will be paid equally to the two holders of the Class B Membership Interests.

      The Registrant further understands that the $15 million senior loan by Fortress to FEBC will have an interest rate of 15% and will be due and payable in five years. Interest will accrue and be payable to the extent of available FEBC cash flow, with any unpaid accrued interest added to the principal balance. Any FEBC cash flow in excess of accrued interest will be applied to make mandatory prepayments of loan principal. No other debt will be permitted at FEBC until this senior loan is repaid in full. The loan will be secured by a pledge of 100% of the capital stock of the Debtor's parent company, FEBC Holdings Inc.

      The Registrant understands that FEBC, the Registrant and each of their subsidiaries will be managed by a board of directors consisting of five members. Fortress will appoint three members of each of these boards and one member will be appointed by each of Emeritus and NW. The Registrant also understands that the reorganized Registrant's existing senior management team will be headquartered in Milwaukee, Wisconsin.

      The consummation of the Merger is subject to the satisfaction of numerous conditions, including without limitation confirmation of the Registrant's Chapter 11 plan of reorganization by the U.S. Bankruptcy Court for the District of Delaware, receipt of consents and approvals from certain of the Registrant's secured lenders and lessors and compliance with applicable state and local health regulatory licensing requirements.

      The Registrant issued a press release on October 7, 2003, announcing further details of its post Chapter 11 ownership and operating plan, a copy of which is filed as an exhibit hereto and is incorporated herein by this reference.

Item 7.     Exhibits

      99.1      Press Release of Registrant dated October 7, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 7, 2003.

ALTERRA HEALTHCARE CORPORATION

          (Registrant)

By:
Mark W. Ohlendorf, President,
Chief Financial Officer and Secretary

EXHIBIT INDEX

99.1     Press Release of Registrant dated October 7, 2003.